Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Increased Quarterly Sales Volumes, Net Income and EBITDA; Maintains Quarterly Cash Distribution of $0.4375 Per Unit; Increases Guidance

TULSA, OKLAHOMA, October 28, 2016 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the quarter ended September 30, 2016 (the "2016 Quarter").  On the strength of record coal sales volumes, net income in the 2016 Quarter rose 7.7% to  $89.8 million,  or $0.91 per basic and diluted limited partner unit ("EPU"), compared to $83.4 million, or $0.61 per basic and diluted limited partner unit, for the quarter ended September 30, 2015 (the "2015 Quarter").  Total revenues in the 2016 Quarter declined 2.5% compared to the 2015 Quarter to $552.1 million, as lower coal sales prices more than offset increased sales volumes.  The absence in the 2016 Quarter of equity in loss of affiliates related to White Oak Resources LLC ("White Oak") incurred prior to our acquisition of the remaining equity interests in White Oak in late July 2015 (the "White Oak Acquisition") led EBITDA higher to $178.4 million, compared to $175.1 million in the 2015 Quarter.  Comparative results between the 2016 and 2015 Quarters were also impacted by a non-cash asset impairment charge of $10.7 million due to the surrender in the 2015 Quarter of undeveloped coal reserve leases and related property.  EPU for the 2016 Quarter also benefited from reduced incentive distribution rights allocated to our managing general partner compared to the 2015 Quarter.  (For a definition of EBITDA, Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP’s financial and operating performance for the 2016 Quarter also improved compared to the quarter ended June 30, 2016 (the "Sequential Quarter").  Led by increased coal sales volumes, ARLP’s revenues rose 25.7% compared to the Sequential Quarter.  Increased revenues helped drive net income higher by 8.6% and EBITDA up by 5.2%, both compared to the Sequential Quarter.

ARLP also announced that the Board of Directors of its managing general partner (the "Board") approved a cash distribution to unitholders for the 2016 Quarter of $0.4375 per unit (an annualized rate of $1.75 per unit), payable on November 14, 2016 to all unitholders of record as of the close of trading on November 7, 2016.  The announced distribution is equal to the distribution declared for the Sequential Quarter and compares to the quarterly unitholder distribution of $0.675 per unit for the 2015 Quarter.

"ARLP continued to perform well in the 2016 Quarter and slightly better than our expectations," said Joseph W. Craft III, President and Chief Executive Officer.  "Record sales volumes allowed us

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to significantly reduce coal inventories and, along with ongoing cost containment efforts, led to increased net income and EBITDA.  We also continued to strengthen our contract portfolio during the 2016 Quarter, taking advantage of improving market conditions to secure coal sales agreements for the delivery of an additional 11.2 million tons through 2020.  ARLP’s distributable cash flow also increased in the 2016 Quarter, improving 5.5% sequentially lifting our distribution coverage ratio to 2.43 times.  Based on ARLP’s solid year-to-date performance and strong coverage ratio, the Board today elected to maintain our current quarterly unitholder distribution of $0.4375 per unit."

Consolidated Financial Results

Three Months Ended September 30, 2016 Compared to Three Months Ended September 30, 2015

Strong sales performance at the River View, Gibson South and Tunnel Ridge mines in the 2016 Quarter drove total coal sales volumes to a quarterly record 10.8 million tons, an increase of 4.5% compared to the 2015 Quarter.  Reflecting operating adjustments made in response to market conditions, coal production decreased 25.7% to 8.5 million tons in the 2016 Quarter compared to the 2015 Quarter, primarily due to idling our Onton and Gibson North mines in the fourth quarter of 2015, the planned depletion of reserves at our Elk Creek mine in the first quarter of 2016 and reduced production at our Hamilton, Dotiki and River View mines.

Compared to the 2015 Quarter, operating expenses increased 3.3% to $347.7 million, primarily as a result of the previously discussed increase in coal sales volumes, while Segment Adjusted EBITDA Expense per ton decreased slightly to $32.44 reflecting a favorable production cost mix due to ARLP’s initiatives to shift production to lower-cost operations.

Depreciation, depletion and amortization decreased $4.0 million to $80.6 million in the 2016 Quarter compared to the 2015 Quarter, primarily as a result of the previously discussed volume reductions at our Onton, Gibson North and Elk Creek mines, partially offset by increased depreciation, depletion and amortization associated with the acquisition of the Hamilton mine in July 2015 and at our Pattiki mine, which is expected to cease production by the end of 2016.

For the 2016 Quarter, we recognized equity in income of affiliates of $1.1 million compared to equity in loss of affiliates of $17.2 million for the 2015 Quarter.  The change in equity in earnings of affiliates is due to the previously discussed elimination of losses related to our prior position as a non-controlling equity owner in White Oak following the White Oak Acquisition and an increase in equity earnings from our investments in oil & gas mineral interests.

Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

Total revenues decreased 18.9% to $1.4 billion for the nine months ended September 30, 2016 (the "2016 Period") compared to $1.7 billion for the nine months ended September 30, 2015 (the "2015 Period") due to the previously discussed reduction of volumes at our Onton, Gibson North and Elk Creek mines, lower average coal sales prices and the absence of coal royalty and surface facilities revenues from White Oak.

Operating expenses decreased 19.0% to $847.5 million compared to the 2015 Period, due to the previously discussed reductions in coal production volumes and favorable production cost mix.  For the 2016 Period, we recognized equity in income of affiliates of $1.0 million compared to equity in

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loss of affiliates of $49.0 million for the 2015 Period; that change was primarily due to the absence of equity in loss of affiliates from White Oak in the 2016 Period.  Comparative results between the 2016 and 2015 Periods were also impacted by the previously discussed $10.7 million non-cash asset impairment due to the surrender in the 2015 Period of undeveloped coal reserve leases and related property.

The factors discussed above contributed to reduce net income for the 2016 Period to $219.8 million, or EPU of $2.08, compared to $284.7 million or EPU of $2.29 in the 2015 Period, and drove Adjusted EBITDA lower in the 2016 Period to $483.9 million, compared to $560.3 million in the 2015 Period.  (For a definition of EBITDA, Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Regional Results and Analysis

			% Change
	2016 Third	2015 Third	Quarter /	2016 Second	% Change
(in millions, except per ton data)	Quarter	Quarter	Quarter	Quarter	Sequential

Illinois Basin
Tons sold	7.853	8.134	(3.5)%	5.509	42.5%
Coal sales price per ton (1)	$47.48	$50.50	(6.0)%	$51.78	(8.3)%
Segment Adjusted EBITDA Expense per ton (2)	$31.45	$30.69	2.5%	$27.99	12.4%
Segment Adjusted EBITDA (2)	$126.0	$147.5	(14.6)%	$137.7	(8.5)%

Appalachia
Tons sold	2.855	2.160	32.2%	2.455	16.3%
Coal sales price per ton (1)	$53.22	$61.61	(13.6)%	$55.24	(3.7)%
Segment Adjusted EBITDA Expense per ton (2)	$33.49	$37.23	(10.0)%	$36.43	(8.1)%
Segment Adjusted EBITDA (2)	$57.1	$53.4	6.9%	$47.1	21.2%

Total (3)
Tons sold	10.757	10.294	4.5%	7.964	35.1%
Coal sales price per ton (1)	$49.63	$53.18	(6.7)%	$53.05	(6.4)%
Segment Adjusted EBITDA Expense per ton (2)	$32.44	$32.65	(0.6)%	$30.93	4.9%
Segment Adjusted EBITDA (2)	$196.6	$203.8	(3.5)%	$187.3	5.0%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total reflects consolidated results which include the other and corporate segment and eliminations in addition to the Illinois Basin and Appalachia segments highlighted above.

Higher coal sales volumes from various operations, including increased sales from coal inventories, led to a record 10.8 million total tons sold in the 2016 Quarter, an increase of 4.5% and 35.1% over the 2015 and Sequential Quarters, respectively.  Strong sales performance from the Tunnel Ridge longwall operation drove coal sales tons for the 2016 Quarter higher in Appalachia by 32.2% compared to the 2015 Quarter.  Compared to the Sequential Quarter, coal sales tons increased by 16.3% in Appalachia due to higher sales volumes across the region.  In the Illinois Basin, coal sales volumes decreased 3.5% compared to the 2015 Quarter reflecting the idling of our Onton and Gibson North mines in the fourth quarter of 2015 and the planned depletion of reserves at our Elk Creek mine in the first quarter of 2016, partially offset by strong sales performance in the 2016 Quarter from our River View and Gibson South operations.  Compared to the Sequential Quarter, increased sales volumes from coal inventories as well as strong sales performance at our low-cost River View, Gibson South and Hamilton mines combined to drive sales tons for the 2016 Quarter higher by 42.5% in the Illinois Basin.    ARLP ended the 2016 Quarter with total coal inventory of

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2.0 million tons, a reduction of approximately 2.2 million tons compared to the end of the Sequential Quarter.

ARLP’s total coal sales price per ton in the 2016 Quarter decreased compared to both the 2015 and Sequential Quarters.  Decreased coal sales prices in Appalachia primarily reflect lower average prices at our MC Mining and Tunnel Ridge mines due to current market conditions.  Coal sales prices also declined in the Illinois Basin, primarily due to lower coal sales prices at our River View and Gibson South mines.

Total Segment Adjusted EBITDA Expense per ton in the 2016 Quarter decreased slightly compared to the 2015 Quarter as a result of reduced expenses per ton in the Appalachian region offset by increased per ton costs in the Illinois Basin.  Primarily due to higher costs in the Illinois Basin, total Segment Adjusted EBITDA Expense per ton in the 2016 Quarter increased 4.9% compared to the Sequential Quarter.  Higher Illinois Basin costs in the 2016 Quarter were primarily due to non-cash inventory adjustments related to the previously discussed significant sell-off of coal inventory, offset in part by the benefit of a lower-cost production mix.  Sequentially, higher roof support and maintenance costs also contributed to increased Segment Adjusted EBITDA Expense per ton in the Illinois Basin.  In Appalachia, Segment Adjusted EBITDA Expense per ton decreased by 10.0% compared to the 2015 Quarter due to an increase of lower-cost longwall sales from the Tunnel Ridge mine.  Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton in Appalachia decreased 8.1% as a result of lower inventory charges at the Tunnel Ridge and MC Mining operations.

Outlook

"Strong summer coal burn, favorable natural gas prices and reduced coal inventories, for both utilities and producers, all contributed to improved supply/demand fundamentals during the 2016 Quarter," said Mr. Craft.  "Several factors have also recently contributed to an improvement in seaborne markets, creating attractive opportunities for the export of U.S. coals.  ARLP is participating in this rally by opportunistically contracting for the export of 3.0 million tons to be shipped over the next six months.  Assuming a normal winter heating season, market conditions appear favorable through the end of the year and we expect our fourth quarter coal sales to be comparable to the quarter’s record volume.  Looking to 2017 and beyond, we anticipate a recovery in the domestic thermal coal markets as higher natural gas prices spur increased demand for coal and supply is reduced by increased shipments of U.S. coal into the export markets.  We remain convinced that our strategically-located, low-cost operations, conservative balance sheet and consistently strong performance have ARLP well positioned to benefit from an improved market environment.  ARLP intends to capitalize on these advantages by continuing to deliver industry leading performance and create long-term value for our unitholders."

Based on results to date and expectations for the remainder of 2016, ARLP is increasing its 2016 full-year estimates for coal production to a range of 34.5 to 35.5 million tons and coal sales volumes to a range of 36.5 to 37.0 million tons.  ARLP is also adjusting its expectations for 2016 average coal sales price per ton to a range of 5.0% to 6.0% below 2015 average realizations.  Reflecting updated coal sales volume and pricing estimates, ARLP now anticipates 2016 revenues, excluding transportation revenues, in a range of $1.88 to $1.92 billion.

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In addition, ARLP continues to anticipate year-over-year improvement in its per ton costs and is now estimating total Segment Adjusted EBITDA Expense per ton in 2016 will be approximately 6.0% to 7.0% below 2015 levels.  Based on year-to-date performance and updated volume, price and cost expectations, ARLP is adjusting its 2016 full-year estimate for net income to a range of $300.0 to $310.0 million and increasing its estimate for EBITDA to a range of $650.0 to $660.0 million.  (For definitions of Segment Adjusted EBITDA Expense per ton and EBITDA and related reconciliations to the most comparable GAAP financial measures, please see the end of this release.)

ARLP continues to be essentially fully priced and committed for its estimated 2016 volumes and has also increased its coal sales and price commitments to approximately 29.1 million tons, 17.4 million tons and 8.9 million tons in 2017, 2018 and 2019, respectively.

Capital expenditures during the 2016 Quarter were again slightly below our expectations and, as a result, we are reducing estimated 2016 total capital expenditures to a range of $97.5 to $102.5 million.  In addition to these capital expenditures, ARLP continues to anticipate its current commitment to acquire oil and gas mineral interests will be completed by the end of the year and estimated investment for this activity in 2016 is expected to remain in a range of $80.0 to $85.0 million.

A conference call regarding ARLP’s 2016 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (855) 793-3259 and provide conference number 91247495.  International callers should dial (631) 485-4928 and provide the same conference number. Investors may also listen to the call via the "investor information" section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (855) 859-2056 and provide conference number 91247495.  International callers should dial (404) 537-3406 and provide the same conference number.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the second largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

ARLP currently operates nine mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners, L.P. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in coal prices, which could affect our operating results and cash flows; changes in competition in coal markets and our ability to respond to such changes; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing coal supply agreements; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; we have made investments in oil and gas mineral interests through Cavalier Minerals JV, LLC and the value of those investments and related cash flows may be materially adversely affected by a continuation or worsening of depressed oil and gas prices; our productivity levels and margins earned on our coal sales; the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission ("SEC"), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016 and ARLP’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed on May 10, 2016 and August 5, 2016, respectively, with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Tons Sold	10,757	10,294	26,177	30,276
Tons Produced	8,512	11,450	25,759	31,471

SALES AND OPERATING REVENUES:
Coal sales	$533,817	$547,466	$1,357,578	$1,632,493
Transportation revenues	7,692	9,395	19,732	24,323
Other sales and operating revenues	10,565	9,584	26,743	74,765
Total revenues	552,074	566,445	1,404,053	1,731,581

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	347,711	336,527	847,513	1,045,954
Transportation expenses	7,692	9,395	19,732	24,323
Outside coal purchases	1,514	2	1,514	326
General and administrative	18,114	17,948	53,015	52,336
Depreciation, depletion and amortization	80,612	84,661	240,640	242,730
Asset impairment	—	10,695	—	10,695
Total operating expenses	455,643	459,228	1,162,414	1,376,364

INCOME FROM OPERATIONS	96,431	107,217	241,639	355,217

Interest expense, net	(8,001)	(7,352)	(23,386)	(23,626)
Interest income	3	285	8	1,421
Equity in income (loss) of affiliates, net	1,105	(17,221)	1,041	(49,049)
Other income	293	455	545	750
INCOME BEFORE INCOME TAXES	89,831	83,384	219,847	284,713

INCOME TAX EXPENSE	7	12	4	17

NET INCOME	89,824	83,372	219,843	284,696
LESS: NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(44)	7	(40)	27

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. ("NET INCOME OF ARLP")	$89,780	$83,379	$219,803	$284,723

GENERAL PARTNERS' INTEREST IN NET INCOME OF ARLP	$20,571	$37,311	$60,723	$111,735

LIMITED PARTNERS' INTEREST IN NET INCOME OF ARLP	$69,209	$46,068	$159,080	$172,988

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$0.91	$0.61	$2.08	$2.29

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.4375	$0.6750	$1.5500	$1.9875

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	74,375,025	74,188,784	74,347,157	74,169,538

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,372	$33,431
Trade receivables	146,209	122,875
Other receivables	492	696
Due from affiliates	198	190
Inventories, net	89,904	121,081
Advance royalties, net	2,016	6,820
Prepaid expenses and other assets	18,106	29,812
Total current assets	278,297	314,905
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,994,420	3,044,260
Less accumulated depreciation, depletion and amortization	(1,352,117)	(1,243,985)
Total property, plant and equipment, net	1,642,303	1,800,275
OTHER ASSETS:
Advance royalties, net	30,872	21,295
Equity investments in affiliate	128,051	64,509
Goodwill	136,399	136,399
Other long-term assets	28,353	23,903
Total other assets	323,675	246,106
TOTAL ASSETS	$2,244,275	$2,361,286

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$63,465	$83,597
Due to affiliates	44	129
Accrued taxes other than income taxes	22,007	15,621
Accrued payroll and related expenses	43,396	37,031
Accrued interest	2,607	306
Workers' compensation and pneumoconiosis benefits	8,701	8,688
Current capital lease obligations	27,035	19,764
Other current liabilities	15,420	18,929
Current maturities, long-term debt, net	509,155	238,086
Total current liabilities	691,830	422,151
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	144,949	579,420
Pneumoconiosis benefits	62,529	60,077
Accrued pension benefit	38,239	39,031
Workers' compensation	50,051	47,486
Asset retirement obligations	124,925	122,434
Long-term capital lease obligations	92,376	80,150
Other liabilities	13,647	21,174
Total long-term liabilities	526,716	949,772
Total liabilities	1,218,546	1,371,923

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
Alliance Resource Partners, L.P. ("ARLP") Partners' Capital:
Limited Partners - Common Unitholders 74,375,025 and 74,188,784 units outstanding, respectively	1,329,934	1,280,218
General Partners’ deficit	(275,153)	(258,883)
Accumulated other comprehensive loss	(34,174)	(34,557)
Total ARLP Partners' Capital	1,020,607	986,778
Noncontrolling interest	5,122	2,585
Total Partners' Capital	1,025,729	989,363
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,244,275	$2,361,286

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES	$494,528	$528,895

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(70,267)	(159,182)
Decrease in accounts payable and accrued liabilities	(7,965)	(3,093)
Proceeds from sale of property, plant and equipment	756	1,519
Purchases of equity investments in affiliates	(65,367)	(47,624)
Payments for acquisitions of businesses, net of cash acquired	(1,011)	(74,953)
Payment for acquisition of customer contracts	(23,000)	—
Advances/loans to affiliate	—	(7,300)
Other	2,167	1,807
Net cash used in investing activities	(164,687)	(288,826)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	44,600	6,500
Payments under securitization facility	(27,700)	(6,500)
Payments on term loan	(106,250)	(20,319)
Borrowings under revolving credit facilities	140,000	463,000
Payments under revolving credit facilities	(215,000)	(200,000)
Payment on long-term debt	—	(205,000)
Proceeds on capital lease transactions	33,881	—
Payments on capital lease obligations	(17,769)	(994)
Contributions to consolidated company from affiliate noncontrolling interest	2,557	1,483
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(1,336)	(2,719)
Cash contributions by General Partners	47	95
Distributions paid to Partners	(194,870)	(258,697)
Other	(60)	(5,583)
Net cash used in financing activities	(341,900)	(228,734)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(12,059)	11,335

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	33,431	24,601

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$21,372	$35,936

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Reconciliation of GAAP "net income" to non-GAAP "EBITDA," "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as non-cash impairments.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding equity in income or loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Nine Months Ended		Three Months Ended	Year Ended
	September 30,		September 30,		June 30,	December 31,
	2016	2015	2016	2015	2016	2016E Midpoint

Net income	$89,824	$83,372	$219,843	$284,696	$82,711	$305,000
Depreciation, depletion and amortization	80,612	84,661	240,640	242,730	79,145	319,000
Interest expense, net	8,045	7,219	23,698	22,723	7,814	31,000
Capitalized interest	(47)	(152)	(320)	(518)	(46)	—
Income tax expense	7	12	4	17	6	—
EBITDA	178,441	175,112	483,865	549,648	169,630	655,000
Asset impairment	—	10,695	—	10,695	—	—
Adjusted EBITDA	178,441	185,807	483,865	560,343	169,630	655,000
Equity in (income) loss of affiliates, net	(1,105)	17,221	(1,041)	49,049	37	(2,000)
Interest expense, net	(8,045)	(7,219)	(23,698)	(22,723)	(7,814)	(31,000)
Income tax expense	(7)	(12)	(4)	(17)	(6)	—
Estimated maintenance capital expenditures (1)	(40,432)	(56,792)	(122,355)	(156,096)	(39,724)	(166,250)
Distributable Cash Flow	$128,852	$139,005	$336,767	$430,556	$122,123	$455,750
Distributions paid to partners	$53,059	$88,100	$194,870	$258,697	$53,062	$247,700
Distribution Coverage Ratio	2.43	1.58	1.73	1.66	2.30	1.84

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(1)

Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2016 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.75 per produced ton compared to the estimated $4.96 per produced ton in 2015.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense per ton" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA per ton" (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended		Three Months Ended
	September 30,		June 30,
	2016	2015	2016

Operating expense	$347,711	$336,527	$246,499
Outside coal purchases	1,514	2	—
Other income	(293)	(455)	(161)
Segment Adjusted EBITDA Expense	$348,932	$336,074	$246,338
Divided by tons sold	10,757	10,294	7,964
Segment Adjusted EBITDA Expense per ton	$32.44	$32.65	$30.93

Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and asset impairment divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from Adjusted EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended		Three Months Ended
	September 30,		June 30,
	2016	2015	2016

Adjusted EBITDA (See reconciliation to GAAP above)	$178,441	$185,807	$169,630
General and administrative	18,114	17,948	17,663
Segment Adjusted EBITDA	$196,555	$203,755	$187,293
Divided by tons sold	10,757	10,294	7,964
Segment Adjusted EBITDA per ton	$18.27	$19.79	$23.52

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